Exhibit 5.2

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

August 17, 2021

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4

Canada

Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special counsel to Algoma Steel Group Inc., a British Columbia corporation (the “Company”), in connection with the Registration Statement on Form F-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of certain of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 54,486,036 of the Company’s common shares (the “Shares”), including up to 24,179,000 Shares issuable on exercise of the Company’s share purchase warrants (the “Warrants”). The Warrants were originally issued by Legato Merger Corp. (“Legato”) and are governed in accordance with the terms of a Warrant Agreement dated January 19, 2021 (the “Warrant Agreement”) between Legato and Continental Stock Transfer & Trust Company (“Continental”). Pursuant to the Agreement and Plan of Merger, dated as of May 24, 2021 (the “Merger Agreement”), by and among the Company, Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Legato, which provides for, among other things, the merger of Merger Sub with and into Legato, with Legato surviving as a wholly-owned subsidiary of the Company, and with the securityholders of Legato becoming securityholders of the Company (the “Merger”), and under an Amendment Agreement, by and among the Company, Legato, Continental and TSX Trust Company to be effective at the closing of the Merger, the warrants of Legato issued and outstanding prior thereto and governed by the Warrant Agreement will be assumed by the Company (the “Amendment Agreement” and, together with the Warrant Agreement and the Merger Agreement, the “Transaction Documents”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement;

2. the Warrant Agreement;

3. the Merger Agreement; and

4. the form of Amendment Agreement.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company, to the extent a party thereto, has all necessary corporate power to execute, deliver and perform its obligations under each of the Transaction Documents, (iii) that the execution, delivery

Algoma Steel Group Inc.

and performance of each of the Transaction Documents, to the extent the Company is a party thereto, have been duly authorized by all necessary corporate action and do not violate the Company’s organizational documents or the laws of its jurisdiction of organization and (iv) the due execution and delivery of each of the Transaction Documents by the Company, to the extent a party thereto, under the laws of its jurisdiction of organization. We have further assumed that each Transaction Document constitutes a legal, valid and binding obligation of each party thereto other than the Company (to the extent a party thereto) and that, prior to the assumption of the Warrants under the Amendment and pursuant to the Merger Agreement, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, upon execution of the Amendment Agreement by the parties thereto and the assumption of the Warrants under the Amendment Agreement and pursuant to the Merger Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP